<Page E-2>
                                                     Exhibit 11.1

              WALDEN RESIDENTIAL PROPERTIES, INC.
            COMPUTATION OF NET INCOME PER SHARE (1)
            (In thousands, except per share amounts)
                          (Unaudited)

                                    Three Months Ended     Six Months Ended
                                         June 30,              June 30,
                                    ------------------     ----------------
                                      1997      1996        1997      1996
                                     ------    ------      ------    ------
Income before extraordinary
 item. . . . . . . . . . . . . .    $ 5,685   $ 5,117     $12,420   $ 8,637
Extraordinary loss on debt
 extinguishment. . . . . . . . .        --        (96)        --       (584)
                                    -------   -------     -------   -------
Net income . . . . . . . . . . .      5,685     5,021      12,420     8,053
Preferred distributions. . . . .     (3,702)     (813)     (7,419)   (1,284)
                                    -------   -------     -------   -------
Net income available to common
 stockholders. . . . . . . . . .    $ 1,983   $ 4,208     $ 5,001   $ 6,769
                                    =======   =======     =======   =======
Income per share -- Primary:
  Before extraordinary item,
   less preferred distributions.    $   .11   $   .31     $   .29   $   .52
  Extraordinary loss on debt
   extinguishment. . . . . . . .        --       (.01)        --       (.04)
                                    -------   -------     -------   -------
  Net income available to
   common stockholders . . . . .    $   .11   $   .30     $   .29   $   .48
                                    =======   =======     =======   =======
Income per share -- Additional
 Primary (2):
  Before extraordinary item,
   less preferred distributions.    $   .11   $   .31     $   .29   $   .52
  Extraordinary loss on debt
   extinguishment. . . . . . . .        --       (.01)        --       (.04)
                                    -------   -------     -------   -------
  Net income available to
   common stockholders . . . . .    $   .11   $   .30     $   .29   $   .48
                                    =======   =======     =======   =======
Income per share -- Fully
 diluted (2):
  Before extraordinary item,
   less preferred distributions.    $   .11   $   .31     $   .28   $   .52
  Extraordinary loss on debt
   extinguishment. . . . . . . .        --       (.01)        --       (.04)
                                    -------   -------     -------   -------
  Net income available to
   common stockholders . . . . .    $   .11   $   .30     $   .28   $   .48
                                    =======   =======     =======   =======
Weighted average number of
 shares outstanding:
  Primary. . . . . . . . . . . .     17,537    14,151      17,346    14,179
  Dilutive effect of
   outstanding options . . . . .        121        52         164        60
                                    -------   -------     -------   -------
  Additional Primary (2) . . . .     17,658    14,203      17,510    14,239
  Fully dilutive effect of
   outstanding options . . . . .         80       --           39       --
                                    -------   -------     -------   -------
  Fully diluted (2). . . . . . .     17,738    14,203      17,549    14,239
                                    =======   =======     =======   =======

(1) Fully diluted net income per share does not include the convertible equity securities and convertible preferred stock because they are anti-dilutive.

(2) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by APB Opinion No. 15, because it results in dilution of less than three percent.